Exhibit 99

NEWS RELEASE

ARTHUR J. GALLAGHER & CO. APPOINTS NEW DIRECTOR

ITASCA, IL, January 28, 2016 – Arthur J. Gallagher & Co. (NYSE: AJG) today announced the appointment of Ralph J. Nicoletti to the company’s Board of Directors.

Mr. Nicoletti is Executive Vice President and Chief Financial Officer of Tiffany & Co. Previously, he served as Executive Vice President and Chief Financial Officer for both Cigna Corporation and Alberto Culver, Inc. He began his career at Kraft Foods, Inc. where he served in various financial leadership roles including Senior Vice President Corporate Audit at Kraft Foods, Inc. and Senior Vice President Finance of Kraft North America.

“We are pleased to welcome Ralph Nicoletti to our Board of Directors,” said J. Patrick Gallagher, Jr., Chairman, President and CEO. “Ralph’s experience as a senior executive at several multinational corporations and his significant financial management expertise will add a valuable perspective to our Board of Directors. Our Board and executive management team look forward to working with Ralph and benefitting from his judgment and counsel.”

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in 31 countries and offers client-service capabilities in more than 150 countries around the world through a network of correspondent brokers and consultants.

Investors: Marsha J. Akin	Media: Linda J. Collins
Director – Investor Relations	VP – Corporate Communications
630-285-3501 or marsha_akin@ajg.com	630-285-4009 or linda_collins@ajg.com

# # # #